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PRESS RELEASE

FOR IMMEDIATE RELEASE                             FOR ADDITIONAL INFORMATION:
                                                  CONTACT:  Dee Littrell
                                                  Manager, Investor Relations
                                                  (214) 692-4800


                        NATIONAL REALTY, L.P. ANNOUNCES
                AGREEMENT TO NOMINATE SUCCESSOR GENERAL PARTNER
                    AND ESTABLISH A CLASS DISTRIBUTION FUND

DALLAS, December 17, 1997--National Realty, L.P. (ASE:  NLP) ("National
Realty") today announced that an agreement had been entered into which provides for the nomination of a successor general partner of National Realty and the establishment of a class distribution fund. The agreement is subject to approval of the Supervising Judge who was appointed in connection with the previously-reported 1990 settlement of a class action entitled Joseph B. Moorman, et al. v. Southmark Corporation, et al. (the "Moorman Settlement"). The Moorman Settlement had established a five-year plan which, among other things, required the appointment and operation of an Oversight Committee and, under certain circumstances, would require the replacement of Syntek Asset Management, L.P. ("SAMLP") as the general partner of National Realty.

On December 15, 1997, National Realty, SAMLP, the Oversight Committee, Joseph
B. Moorman, Invenex and the Class Counsel executed an Agreement for Establishment of a Class Distribution Fund and Election of a Successor General Partner, (the "Agreement"). The Agreement provides for the nomination of an entity affiliated with SAMLP to be the successor general partner, the establishment of the fund for the benefit of the Moorman Class Members consisting of cash and properties owned by National Realty and for the resolution of all related matters under the Moorman Settlement.


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SAMLP has agreed to waive its rights under the Moorman Settlement to receive any payment from National Realty of the fees it is entitled to receive upon the election of a successor general partner. As of December 31, 1996, this fee was calculated to be $42.0 million.

The Agreement shall be submitted to the Supervising Judge for approval. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the unitholders of National Realty for a vote.

Upon approval by the unitholders, SAMLP shall withdraw as general partner and the successor general partner shall take office. If the required approvals are obtained, National Realty anticipates that the successor general partner may be elected and take office during the second quarter of 1998.

Upon final approval by the Supervising Judge, National Realty will transfer $1.9 million in cash and five shopping center properties to the new entity which will be owned by the Moorman Class Members and managed for their benefit by a court approved board. This fund is being established in order to provide additional benefits to the Moorman Class Members.

Upon the election and taking office of the successor general partner and the transfer of the cash and properties to the Class Fund, the Moorman Settlement Plan and the Oversight Committee shall be terminated.

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Randall M. Paulson, President of Syntek Asset Management, Inc., the managing general partner of SAMLP, stated that: "The waiver of the fees owed to SAMLP will relieve National Realty of a substantial liability and be extremely beneficial to the limited partners of National Realty. The election of a successor general partner will satisfy the last remaining requirement of the Moorman Settlement and will completely and finally resolve the uncertainties and expenses relating to the Moorman Settlement. In addition, the establishment of the class fund will provide the Moorman Class Members with a significant pool of assets from which they will be able to receive cash benefits."

National Realty, L.P. is a nationwide real estate investment partnership.



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